UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).
|_| Form 3 Holdings Reported
|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person
   Bitensky, Samson
   c/o Fab Industries, Inc.
   200 Madison Avenue
   New York, New York  10016

2. Issuer Name and Ticker or Trading Symbol
   Fab Industries, Inc. ("FIT")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/99

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director  (X) 10% Owner (X)  Officer  (give title  below)
   ( ) Other  (specify  below)

   Chairman of the Board

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|  (Instr.3,4 and 5)               |  Beneficially     |(D)or |  (Instr. 4)               |
                             |      |(Ins|                  | A/|           |  Owned at         |Indir |                           |
                             |      |tr.8)    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
                             |           |                  |   |           |  (Instr. 3 and 4) |(Ins  |                           |
                             |           |                  |   |           |                   | tr.4)|                           |
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
                             |      |    |                  |   |           |                   |      |                           |
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Common Stock, $.20 par value |12/31/| V  |    36            | A |    (a)    |  1,323,280        |  D   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock, $.20 par value |11/30/| V  |    141           | A |    (a)    |                   |      |                           |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock, $.20 par value |12/31/| V  |    36            | D |    (a)    |  559              |  I   |  By ESOP                  |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock, $.20 par value |      |    |                  |   |           |  89,996           | I(c) |  By Spouse                |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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*If form is filed by more than one reporting person, see instruction 4(b)(v).   (Over)
                                                                                                              SEC 2270(7-96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |(In | red(A) or Dis |Date(Month/|  (Instr. 3 and 4   |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |str.| posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     | 8) | (Instr.3,4    |Date |Expir|                    |(Instr.|ficially    |Ind|            |
                        |tive    |     |    |  and 5)   | A/|Exer-|ation|   Title and Number | 5)    |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
                        |        |     |    |           |   |     |     |                    |       |(Instr. 4)  |(Instr. 4)      |
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
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

     a.  Represents required distribution under the Fab Industries, Inc. Employees Stock Ownership Plan.
     b.  Represents shares allocated under the Fab Industries, Inc. Employees Stock Ownership Plan.
     c.  Shares owned by Mr. Bitensky's spouse.  Mr. Bitensky disclaims beneficial ownership of these shares.

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                /s/ Samson Bitensky                   1/11/00
                                                                                  --------------------------------      -------
                                                                                  **Signature of Reporting Person         Date

Note:   File three copies of this Form, one of which must be manually signed.
             If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                    Page 2

                                                                 SEC 2270 (7-96)